SEC Form 4, Schedule A

1.	Name and Address of Reporting Person:
		Joseph M. Field
		c/o Entercom Communications Corp.
		401 City Avenue, Suite 809
		Bala Cynwyd, PA 19004

2.	Issuer Name/Symbol:
		Entercom Communications Corp. (ETM)

3.	Statement for Month/Day/Year:
		December 4, 2003


Trade Date	Shares	Price

12/02/03	3,800	$48.00
12/02/03	400	$48.01
12/02/03	2,500	$48.02
12/02/03	4,400	$48.03
12/02/03	900	$48.04
12/02/03	1,400	$48.05
12/02/03	1,600	$48.06
12/02/03	300	$48.08
12/02/03	1,800	$48.09
12/02/03	6,300	$48.10
12/02/03	600	$48.11
12/02/03	200	$48.12

TOTAL		24,200